DEPARTMENT OF STATE
GOVERNMENT OF PUERTO RICO

# CERTIFICATE OF AMENDMENT

I, **Veronica Ferraiuoli Hornedo, Secretary of State** of the Government of Puerto Rico,

**CERTIFY**: That on **March 21, 2025**, at **10:23 AM**, **"ENERGY EXPLORATION TECHNOLOGIES INC."**, registry number **419978**, performed the following amendment:

**Description**

A resolution was adopted setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable. RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the following Articles.

GREAT SEAL OF PUERTO RICO

**IN WITNESS WHEREOF**, the undersigned by virtue of the authority vested by law, hereby issues this certificate and affixes the Great Seal of the Government of Puerto Rico, in the City of San Juan, Puerto Rico, today, **March 21, 2025.**

**Veronica Ferraiuoli Hornedo**
Secretary of State

# FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ENERGY EXPLORATION TECHNOLOGIES INC.

Energy Exploration Technologies Inc. (the "***Corporation***"), a corporation organized and existing under and by virtue of the provisions of Puerto Rico's General Corporations Act of 2009, Act Number 164 of December 16, 2009, as amended (the "***General Corporations Act***"),

**DOES HEREBY CERTIFY:**

**1.** That the name of the Corporation is Energy Exploration Technologies Inc., and that the Corporation was originally incorporated pursuant to the General Corporations Act by the filing of its original Certificate of Incorporation with the Department of State of the Commonwealth of Puerto Rico on December 18, 2018 (the "***Original Certificate***").

**2.** That the Corporation amended and restated the Original Certificate in its entirety by filing an Amended and Restated Certificate of Incorporation with the Department of State of the Commonwealth of Puerto Rico on May 8, 2019 (the "***First Amended Certificate***").

**3.** That the Corporation amended and restated the First Amended Certificate in its entirety by filing a Second Amended and Restated Certificate of Incorporation with the Department of State of the Commonwealth of Puerto Rico on November 4, 2020 (the "***Second Amended Certificate***").

**4.** That the Corporation amended and restated the Second Amended Certificate in its entirety by filing a Third Amended and Restated Certificate of Incorporation with the Department of State of the Commonwealth of Puerto Rico on April 6, 2021 (as amended from time to time thereafter, the "***Third Amended Certificate***").

**5.** That the Corporation amended the Third Amended Certificated by filing an Amendment to Third Amended and Restated Certificate of Incorporation with the Department of State of the Government of Puerto Rico on April 16, 2021, and the Second Amendment to Third Amended and Restated Certificate of Incorporation with the Department of State of the Government of Puerto Rico on November 17, 2021.

**6.** That the Corporation amended and restated the Third Amended Certificate in its entirety by filing a Fourth Amended and Restated Certificate of Incorporation with the Department of State of the Commonwealth of Puerto Rico on December 21, 2022 (as amended from time to time thereafter, the "***Fourth Amended Certificate***")

**7.** That the Corporation amended the Fourth Amended Certificated by filing a First Amendment to Fourth Amended and Restated Certificate of Incorporation with the Department of State of the Government of Puerto Rico on April 24, 2024.

**8.** That the Requisite Holders (as defined in the Fourth Amended Certificate) and the holders of shares of capital stock of the Corporation representing a majority

in interest of the outstanding shares of capital stock of the Corporation entitled to vote duly adopted resolutions proposing to amend and restate the Fourth Amended Certificate, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

**RESOLVED**, that the Fourth Amended Certificate be amended and restated in its entirety to read as set forth on EXHIBIT A attached hereto.

**9.** That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 3657 of the General Corporations Act.

**10.** That this Fifth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Fourth Amended Certificate, has been duly adopted in accordance with Sections 3682 and 3685 of the General Corporations Act.

This Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on March 20, 2025, and I, the undersigned, do certify that the facts herein stated are true.

ENERGY EXPLORATION TECHNOLOGIES, INC.

DocuSigned by:

By: ______________________________
00D71C3A482B454...
Teague Egan
Its Chief Executive Officer

# EXHIBIT A

## FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ENERGY EXPLORATION TECHNOLOGIES INC.

**FIRST:** The name of this corporation is Energy Exploration Technologies Inc. (the "***Corporation***").

**SECOND:** The address of the registered office of the Corporation in the Commonwealth of Puerto Rico is 1654 Calle Tulipan, Ste 100, San Juan, Puerto Rico 00927. The name of its registered agent at such address is Northwest Registered Agent LLC.

**THIRD:** The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Puerto Rico's General Corporations Act of 2009, Act Number 164 of December 16, 2009, as amended (the "***General Corporations Act***").

**FOURTH:** Effective upon the filing of this Fifth Amended and Restated Certificate of Incorporation, (i) every one (1) issued and outstanding share of Common Stock automatically and without any action on the part of the respective holders thereof, shall be changed, reclassified and separated into and shall constitute two (2) fully paid and nonassessable shares of Common Stock and (ii) every one (1) issued and outstanding share of Preferred Stock automatically and without any action on the part of the respective holders thereof, shall be changed, reclassified and separated into and shall constitute two (2) fully paid and nonassessable shares of the same series of Preferred Stock (together, the "**Forward Stock Split**"); provided further, that if the Forward Stock Split would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the effective date of the Forward Stock Split as determined by the Board of Directors of the Corporation. The Forward Stock Split shall occur whether or not the certificates representing such shares of Common Stock or Preferred Stock are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares resulting from the Forward Stock Split unless either the certificates evidencing such shares of Common Stock or Preferred Stock are delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Notwithstanding the foregoing, the par value of each share of the Corporation's outstanding Common Stock and Preferred Stock will not be adjusted in connection with the Forward Stock Split. All share amounts, dollar amounts and other provisions in this Fifth Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Forward Stock Split, and no further adjustments shall be made to the share amounts, dollar amounts, conversion prices and other provisions, except in the case of any stock splits, reverse splits, recapitalization and the like occurring after the effective time of the Forward Stock Split.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 481,977,370 shares, consisting of two classes of stock to be designated, respectively, "***Common Stock***" and "***Preferred Stock.***" The Corporation is authorized to issue

400,000,000 shares of Common Stock, $0.01 par value per share, and 81,977,370 shares of Preferred Stock, $0.01 par value per share, 42,000,000 shares of which are designated "***Founders 1 Preferred Stock***," 21,260,928 shares of which are designated "***Series A Preferred Stock***" and 18,716,442 shares of which are designated "***Series B Preferred Stock.***"

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one (1) vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); *provided, however*, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Fifth Amended and Restated Certificate of Incorporation (this "***Restated Certificate***") that relates solely to the terms of one (1) or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one (1) or more other such series, to vote thereon pursuant to this of this Restated Certificate or pursuant to the General Corporations Act. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one (1) or more series of Preferred Stock that may be required by the terms of this Restated Certificate) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Article 8.02(B)(2) of the General Corporations Act, 14 P.R. Laws Ann. § 3682(b)(2).

B. PREFERRED STOCK

The rights, preferences, powers, privileges, restrictions, qualifications and limitations of the Series A Preferred Stock and the Series B Preferred Stock (collectively referred to as the "***Series A/B Preferred Stock***") and the Founders 1 Preferred Stock, are as set forth below in this Part B of this Article Fourth.

Unless otherwise indicated, references to "Sections" in this Part B of this Article Fourth refer to sections of Part B of this Article Fourth.

1. Dividends.

1.1 From and after the Original Issue Date or, if later, the date of issuance of the applicable shares of Series B Preferred Stock, the holders of then outstanding shares of Series A/B Preferred Stock shall be entitled to receive dividends (the "***Accruing Dividends***") at the rate of 6% per annum of the applicable Original Issue Price (as defined below)

(the "***Dividend Rate***") for each share of Series A/B Preferred Stock, prior and in preference to any declaration or payment of any other dividend (other than dividends on shares of Common Stock payable in shares of Common Stock or Founders 1 Preferred Stock). Accruing Dividends on such shares of Series A/B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A/B Preferred Stock) shall be cumulative and accrue from day to day, whether or not declared by the Corporation's Board of Directors, and whether or not the Company has assets legally available to make payment of the Accrued Dividends, at a per annum rate equal to the Dividend Rate; *provided, however*, that the Accruing Dividends shall automatically cease to accrue upon the first to occur of (i) the fifth ($5^{th}$) anniversary of the Original Issue Date and (ii) the date upon which the Company issues its next series of preferred stock for any amount. If the Accruing Dividends cease to accrue pursuant to the preceding sentence, then from and after such date, the holders of then outstanding shares of Series A/B Preferred Stock shall be entitled to receive, only when, as and if declared by the Board, out of any funds and assets legally available therefor, dividends at the Dividend Rate of the applicable Original Issue Price for each share of Series A/B Preferred Stock, prior and in preference to any declaration or payment of any other dividend (other than dividends on shares of Common Stock payable in shares of Common Stock or Founders 1 Preferred Stock). The right to receive dividends on shares of Series A/B Preferred Stock pursuant to the preceding sentence shall not be cumulative, and no right to dividends shall accrue to holders of Series A/B Preferred Stock by reason of the fact that dividends on said shares are not declared.

1.2 The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate) the holders of the Series A/B Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to the dividends payable pursuant to the foregoing Section 1.1, a dividend on each outstanding share of Series A/B Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A/B Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock, and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A/B Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A/B Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series), and (B) multiplying such fraction by an amount equal to the applicable Original Issue Price; *provided, however*, that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Corporation, the dividend payable to the holders of Series A/B Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A/B Preferred Stock dividend.

For purposes of this Restated Certificate, (a) the "***Founders 1 Preferred Original Issue Price***" is $0.0125, (b) the "***Series A Original Issue Price***" is $0.4083, (c) the "***Series B Original Issue Price***" is $2.0000, and (d) "***applicable Original Issue Price***" refers to (i) the Founders 1 Preferred Original Issue Price for the Founders 1 Preferred Stock, (ii) the Series A Original Issue Price for the Series A Preferred Stock, and (iii) the Series B Original Issue Price for the Series B Preferred Stock, as applicable. The applicable Original Issue Price shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable series of Preferred Stock.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, in each case on a *pari passu* basis as among each series of Preferred Stock, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, (a) with respect to the Series B Preferred Stock, an amount per share equal to the sum of (i) one and one-half times (1.5x) the Series B Original Issue Price, (ii) any unpaid Accruing Dividends, and (iii) any dividends (other than Accruing Dividends) declared but unpaid thereon, (b) with respect to the Series A Preferred Stock, the greater of (i) an amount per share equal to the Series A Original Issue Price, plus the sum of (A) any unpaid Accruing Dividends thereon, and (B) any dividends (other than Accruing Dividends) declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event, and (c) with respect to the Founders 1 Preferred Stock, an amount per share equal to the greater of (i) the Founders 1 Preferred Original Issue Price, or (ii) such amount per share as would have been payable had all shares of Founders 1 Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event. If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of shares of Preferred Stock the full amount to which they are entitled under this Section 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment in full of all Liquidation Amounts (as defined below) required to be paid to the holders of shares of Preferred Stock pursuant to Section 2.1, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed

Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the shares of Series B Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such shares of Series B Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Restated Certificate immediately prior to such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event. The per share amount which a holder of a share of Preferred Stock is entitled to receive under Sections 2.1 and 2.2 is hereinafter referred to as the "***Liquidation Amount***".

2.3 Deemed Liquidation Events.

2.3.1 Definition. Each of the following events shall be considered a "***Deemed Liquidation Event***" unless the holders of a two-thirds in interest of the outstanding shares of Series A/B Preferred Stock (voting or consenting together on an as-converted to Common Stock basis, the "***Requisite Holders***") elect otherwise by written notice sent to the Corporation at least ten (10) days prior to the effective date of any such event:

(a) a merger or consolidation in which:

(i) the Corporation is a constituent party; or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2 Effecting a Deemed Liquidation Event.

(a) The Corporation shall not have the power to effect a

Deemed Liquidation Event referred to in Section 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the "***Merger Agreement***") provides that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be paid to the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.

(b) In the event of a Deemed Liquidation Event referred to in Section 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporations Act within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth ($90^{th}$) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event (the "***Redemption Request***"), the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Puerto Rico law governing distributions to stockholders (the "***Available Proceeds***"), on the one hundred fiftieth ($150^{th}$) day after such Deemed Liquidation Event (the "***Redemption Date***"), to redeem all outstanding shares of Preferred Stock at a price per share equal to the Liquidation Amount (the "***Redemption Price***"). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder's shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Puerto Rico law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(c) In the event the Corporation timely receives a Redemption Request pursuant to this Section 2.3.2, the Corporation shall send written notice of the mandatory redemption (a "***Redemption Notice***") to each holder of record of each series of Preferred Stock not less than forty (40) days prior to the date of Redemption Date. Each Redemption Notice shall state (i) the number of shares and series of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice; (ii) the Redemption Date; (iii) the date upon which the holder's right to convert such shares terminates (as determined in accordance with Section 4.1); and (iv) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated in the Redemption Notice, such holder's certificate or certificates representing the shares of

Preferred Stock to be redeemed. On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised such holder's right to convert such shares as provided in Section 4, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event fewer than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder. If any shares of Preferred Stock are not redeemed for any reason on any Redemption Date, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date, the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then, notwithstanding that any certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered to the Corporation, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price, without interest, upon surrender of any such certificate or certificates therefor.

2.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board, including the approval of both of the Preferred Directors (as defined below).

2.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the "***Additional Consideration***"), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the "***Initial Consideration***") shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 after taking into account the previous payment of the

Initial Consideration as part of the same transaction. For the purposes of this Section 2.3.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

3. Voting.

3.1 General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Restated Certificate, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

3.2 Election of Directors. The Board shall be comprised of five (5) members to be elected as follows:

3.2.1 The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall by majority be entitled to elect one director of the Corporation (the "***Series B Director***"). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of Series B Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. If the holders of shares of Series B Preferred Stock fail to elect the Series B Director, then the directorship not so filled shall remain vacant until such time as the holders of the Series B Preferred Stock elect the Series B Director by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the holders of the Series B Preferred Stock, voting or consenting exclusively and as a separate class.

3.2.2 The holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall by majority be entitled to elect one director of the Corporation (the "***Series A Director***"; together with the Series B Director, the "***Preferred Directors***"). Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. If the holders of shares of Series A Preferred Stock fail to elect the Series A Director, then the directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock elect the Series A Director by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the holders of the Series A Preferred Stock, voting or consenting exclusively and as a separate class.

3.2.3 The holders of record of the shares of Founders 1 Preferred Stock, exclusively and as a separate class, shall by a majority be entitled to elect one

director of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of Founders 1 Preferred Stock, exclusively and voting as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Founders 1 Preferred Stock fail to elect a director pursuant to the first sentence of this Section 3.2.3, then the directorship not so filled shall remain vacant until such time as the holders of Founders 1 Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the holders of Founders 1 Preferred Stock, voting or consenting exclusively and as a separate class.

3.2.4 The holders of record of the shares of Common Stock, exclusively and as a separate class, shall by a majority be entitled to elect one director of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of Common Stock, exclusively and voting as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Common Stock fail to elect a director pursuant to the first sentence of this Section 3.2.4, then the directorship not so filled shall remain vacant until such time as the holders of Common Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the holders of Common Stock, voting or consenting exclusively and as a separate class.

3.2.5 The holders of record of the shares of Common Stock and Preferred Stock, shall be entitled to elect the remaining director of the Corporation, voting or consenting together as a single class on an as-converted to Common Stock basis.

3.2.6 At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 3.2, a vacancy in any directorship filled by the holders of any class or classes or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or classes or series or by any remaining director or directors elected by the holders of such class or classes or series pursuant to this Section 3.2.

3.3 Preferred Stock Protective Provisions. At any time when shares of Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law or this Restated Certificate) the written consent or affirmative vote of the Requisite Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void *ab initio*, and of no force or effect.

3.3.1 liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event or

effect any SPAC Business Combination (as hereinafter defined), or consent to any of the foregoing;

3.3.2 amend, alter or repeal any provision of this Restated Certificate or Bylaws of the Corporation to either (a) create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Series B Preferred Stock with respect to its rights, preferences and privileges or (b) in any other manner that adversely affects the powers, preferences or rights of the Series B Preferred Stock;

3.3.3 create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including, without limitation, obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money either (a) in excess of $10 million for any single incurrence of debt, or (b) if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $20 million, other than equipment leases and bank lines of credit incurred with the approval of the Board, including both of the Preferred Directors;

3.3.4 make any capital expenditure in excess of $10 million individually or $20 million in the aggregate that are not contemplated by the then Board-approved and current annual operating budget, unless such capital expenditure shall have been approved by the Board, including both of the Preferred Directors;

3.3.5 purchase or redeem (or permit any subsidiary to purchase or redeem) any shares of capital stock of the Corporation other than (i) redemptions of the Preferred Stock as expressly authorized in this Restated Certificate, and (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of fair market value or the original purchase price thereof;

3.3.6 pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation prior to the Series B Preferred Stock;

3.3.7 license or transfer all or any portion of any intellectual property rights of the Corporation, other than non-exclusive licenses granted in the ordinary course of the Corporation's business;

3.3.8 cause or permit any of its subsidiaries to sell, issue, sponsor, create or distribute any digital tokens, cryptocurrency or other blockchain-based assets (collectively, "***Tokens***"), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens;

3.3.9 make any loan or advance to any person or entity, including, without limitation, any employee or director, except advances and similar expenditures in the ordinary course of business or under the terms of an employee share or option plan approved by the Board;

3.3.10 guaranty all or any portion of the debt of any third party, other than wholly-owned subsidiaries of the Corporation;

3.3.11 create, or hold capital stock in, any subsidiary that is not a controlling ownership or controlling voting interest (either directly or through one (1) or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation that would leave it in a non-controlling position, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

3.3.12 make any material modification in the nature of the business of the Corporation or add any new line of business unrelated to the business then being conducted by the Corporation;

3.3.13 create, adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan, including, without limitation, increasing the number of shares reserved under any such plan;

3.3.14 increase the authorized number of shares of Preferred Stock or Common Stock;

3.3.15 change the number of votes entitled to be cast by any director or directors on any matter;

3.3.16 make any changes in the rights or privileges appurtenant to the Preferred Stock;

3.3.17 accept subscriptions for, issue or agree to issue an aggregate of more than 7,500,000 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the capital stock of the Corporation after the date hereof) pursuant to subscriptions for the purchase of Common Stock in respect of the offering made by the Company pursuant to Regulation A+, as promulgated under the Securities Act of 1933, as amended, which commenced on July 8, 2022 on the terms described in the prospectus therefor bearing the same date, including, for this purpose, subscriptions accepted as of the date hereof; or

3.3.18 agree or commit to any of the foregoing actions without conditioning such consent, agreement or commitment upon obtaining the approval of the Requisite Holders required by this Section 3.3.

The foregoing actions by the Corporation, however, shall automatically cease to require the

consent of the Requisite Holders upon the first to occur of the following: (a) at such time as the number of outstanding shares of Series A Preferred Stock and Series B Preferred Stock collectively represent less than five percent (5%) of the total number of outstanding shares of the Corporation's capital stock on as converted to Common Stock basis, or (b) the closing of a subsequent issuance of shares of capital stock at a pre-money valuation which exceeds $2.0 billion for an aggregate purchase price of not less than $100 million, excluding the conversion value of any convertible securities converting into capital stock in connection therewith.

4. Optional Conversion. The holders of the Preferred Stock shall have the following conversion rights (the "***Conversion Rights***"):

4.1 Right to Convert.

4.1.1 Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non- assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion. The "***applicable Conversion Price***" for each series of Preferred Stock shall initially be equal to the applicable Original Issue Price of such series of Preferred Stock. Such applicable Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock; *provided, however*, that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Section 2.1 to holders of Preferred Stock pursuant to such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event.

4.2 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Preferred Stock shall be rounded to the nearest whole share.

4.3 Mechanics of Conversion.

4.3.1 Notice of Conversion. In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation's transfer agent at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder's shares of Preferred Stock and, if applicable, any event on which such conversion is contingent, and (b), if such holder's shares are certificated, surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such

certificate has been lost, stolen or destroyed, an agreement executed by the registered holder to indemnify the Corporation from any loss incurred by such holder in connection with such certificates (such agreement, in a form satisfactory to the Corporation, an "***Affidavit and Indemnity***")), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder's name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or such holder's attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or an Affidavit and Indemnity) shall be the time of conversion (the "***Conversion Time***"), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Preferred Stock, or such holder's nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay all declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate. Before taking any action which would cause an adjustment reducing the applicable Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted applicable Conversion Price.

4.3.3 Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

4.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the applicable Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4 Adjustments to applicable Conversion Price for Diluting Issues.

4.4.1 Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a) "***Additional Shares of Common Stock***" shall mean all shares of Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock, and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, "***Exempted Securities***"):

(i) as to any series of Preferred Stock shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of Preferred Stock;

(ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.5, 4.6, 4.7 or 4.8;

(iii) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board, including the approval of both of the Preferred Directors; or

(iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security.

(b) "***Convertible Securities***" shall mean any evidences of

indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(c) "***Option***" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(d) "***Original Issue Date***" shall mean the date of first issuance of the Series B Preferred Stock.

4.4.2 No Adjustment of applicable Conversion Price. No adjustment in the applicable Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice or waiver of such adjustment from the Requisite Holders agreeing to the effect that no such adjustment be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

4.4.3 Deemed Issue of Additional Shares of Common Stock.

(a) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the applicable Conversion Price pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security, or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this

clause (b) shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the applicable Conversion Price pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (i) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, or (ii) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the applicable Conversion Price pursuant to the terms of Section 4.4.4, the applicable Conversion Price shall be readjusted to such applicable Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the applicable Conversion Price provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any

adjustment to the applicable Conversion Price that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the applicable Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

4.4.4 Adjustment of applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issuance or deemed issuance, then the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

$$CP_2 = CP_1 * (A + B) \div (A + C).$$

For purposes of the foregoing formula, the following definitions shall apply:

(a) "$CP_2$" shall mean the applicable Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;

(b) "$CP_1$" shall mean the applicable Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;

(c) "A" shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) "B" shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) "C" shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5 Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issuance or deemed issuance

of any Additional Shares of Common Stock shall be determined as follows:

(a) Cash and Property. Such consideration shall:

(i) insofar as it consists of cash, be equal to the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii) insofar as it consists of property other than cash, be equal to the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, calculated as provided in clauses (i) and (ii) above and as determined in good faith by the Board.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3 and relating to Options and Convertible Securities, shall be determined by dividing:

(i) The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the applicable Conversion Price pursuant to the terms of Section 4.4.4, then, upon the final such issuance, the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional

adjustments as a result of any such subsequent issuances within such period).

4.5 Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the applicable Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction (a) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (b) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section as of the time of actual payment of such dividends or distributions; and (ii) that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities

or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

4.8 Adjustment for Merger or Reorganization, *etc*. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one (1) share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Stock.

4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (a) the applicable Conversion Price then in effect, and (b) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Preferred Stock.

4.10 Notice of Record Date. In the event (a) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; (b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the

amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

5. Mandatory Conversion.

5.1 Trigger Events. Upon the first to occur of (a) the closing of the sale of shares of Common Stock to the public at a price per share of at least three times (3x) the Series B Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm- commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $150 million of gross proceeds to the Corporation and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market's Global Market, the New York Stock Exchange or another exchange or marketplace approved by the Board, including the approval of both of the Preferred Directors, (b) the Corporation's initial listing of its Common Stock on the Nasdaq Stock Market's National Market or the New York Stock Exchange or another exchange or marketplace unanimously approved by the Board, including the approval of both of the Preferred Directors, by means of a registration statement filed by the Corporation with the Securities and Exchange Commission that registers shares of existing capital stock of the Corporation for resale at a price per share of at least three times (3x) the Series B Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) which results in aggregate consideration to the Corporation and the selling stockholders of at least $150 million, (c) the Corporation's completion of a merger, acquisition, business combination, consolidation or share exchange with a special purpose acquisition company or similar entity or any subsidiary of the foregoing in which the common stock (or similar securities) of the surviving or parent entity are listed (such entity, the "***SPAC***") on the New York Stock Exchange or the Nasdaq Stock Market or another exchange or marketplace where such exchange or marketplace has been unanimously approved by the Board of Directors (a "***SPAC Business Combination***"), and in connection with which the SPAC receives cash, and/or cash equivalents, at an implied price per share of at least three times (3x) the Series B Original Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) with aggregate proceeds to the Company's stockholders of at least $150 million, or (d) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the "***Mandatory Conversion Time***"), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Section 4.1.1 and (ii) such shares may not be reissued by the Corporation.

5.2 Procedural Requirements. All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock in certificated form shall surrender such holder's certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, an Affidavit and Indemnity to the Corporation) at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by such holder's attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or an Affidavit and Indemnity) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or an Affidavit and Indemnity) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to such holder's nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, and (b) pay any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption, conversion or acquisition.

7. Waiver. Any of the rights, powers, preferences and other terms of the Series A/B Preferred Stock set forth herein may be waived on behalf of all holders of Series A/B Preferred Stock by the affirmative written consent or vote of the Requisite Holders.

8. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporations Act, and shall be deemed sent upon such mailing or electronic transmission.

**FIFTH:** Subject to any additional vote required by this Restated Certificate or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the

Corporation.

**SIXTH:** Subject to any additional vote, restriction or limitation set forth in this Restated Certificate, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Each director shall be entitled to one (1) vote on each matter presented to the Board.

**SEVENTH:** Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

**EIGHTH:** Meetings of stockholders may be held within or without the Commonwealth of Puerto Rico, as the Bylaws of the Corporation may provide. The books of the Corporation shall be kept within the Commonwealth of Puerto Rico, to the extent required by the General Corporations Act, at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

**NINTH:** To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporations Act or any other law of the Commonwealth of Puerto Rico is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporations Act as so amended. Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

**TENTH:** To the fullest extent permitted by applicable law, the Corporation shall provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which General Corporations Act permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Article 4.08 of the General Corporations Act. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation's expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers, employees and other persons under the provisions of this Article Tenth or the documents referred to in this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or increase the liability of any person with respect to any acts or omissions of such person occurring prior to, such repeal or modification. The rights provided hereunder shall inure to the benefit of the person entitled to the benefit thereof and such person's heirs,

executors and administrators.

**ELEVENTH:** The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An "***Excluded Opportunity***" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in the immediately foregoing clauses (i) and (ii) are "***Covered Persons***"), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Certificate of Incorporation, the affirmative vote of the Requisite Holders will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.

**TWELFTH:** Unless the Corporation consents in writing to the selection of an alternative forum, any court of competent jurisdiction in the Commonwealth of Puerto Rico shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporations Act or this Certificate of Incorporation or Bylaws of the Corporation or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of clauses (i) through (iv) above, any claim as to which a court of competent jurisdiction in the Commonwealth of Puerto Rico determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than such court of competent jurisdiction in the Commonwealth of Puerto Rico, or for which such court does not have subject matter jurisdiction. If any provision or provisions of this Article Twelfth shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Twelfth (including, without limitation, each portion of any sentence of this Article Twelfth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

*　　*　　*

DEPARTMENT OF STATE
GOVERNMENT OF PUERTO RICO

| |
|---|
| Register No: 419978 |
| Order No: 29406097 |
| Transaction Date: 21-Mar-2025 |

# Amendment to Articles of Incorporation

## 419978 - ENERGY EXPLORATION TECHNOLOGIES INC.

*A resolution was adopted setting forth (a) proposed amendment(s) to the Certificate of Incorporation of said corporation, declaring said amendment(s) to be advisable.*

*RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the following Article(s)*

## Amendment Description

A resolution was adopted setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable. RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the following Articles.

## Supporting Documents

| Document | Date Issued |
|---|---|
| Corporate Resolution | 20-Mar-2025 |

## STATEMENT UNDER PENALTY OF PERJURY

IN WITNESS WHEREOF, I, Tilton, Simonida [Attorney/Paralegal - Legal Counsel ] the undersigned, being authorized to file amendment(s) for the corporation, hereby swear that the facts herein stated in this certificate are true, this 21st day of March, 2025.